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As filed with the Securities and Exchange Commission on March 26, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELEFÔNICA BRASIL S.A.
(Exact name of Registrant as specified in its charter)

TELEFÔNICA BRAZIL S.A.
(Translation of Registrant's name into English)

The Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

Avenida Engenheiro Luís Carlos Berrini, 1376, 28° andar
04571-936 São Paulo, SP, Brazil
55-11-3430-3687
(Address and telephone number of Registrant's principal executive offices)

National Corporate Research, Ltd.
10 East 40th Street, 10th floor
New York, NY 10016
+1 (800) 221-0102 (US Customers)
+1 (212) 947-7200 (International Customers)
(Name, Address and Telephone Number of Agent For Service)

With a copy to:

Andrés V. Gil, Esq.
Maurice Blanco, Esq.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Tel: (212) 450-4000
Fax: (212) 701-5800

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

          If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Preferred shares, without par value(1)	(2)	(2)	(2)	(2)

(1)
The preferred shares may be represented by American Depositary Shares (as evidenced by American Depositary Receipts), each representing one preferred share, which are registered under the Securities Act of 1933. A separate registration statement on Form F-6 (File No. 333-201244) was filed on December 23, 2014 and effective immediately. The registration statement on Form F-6 relates to the registration of American Depositary Shares, evidenced by the American Depositary Receipts issued upon deposit of preferred shares registered hereby.

(2)
An indeterminate amount of preferred shares to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

PROSPECTUS

TELEFÔNICA BRASIL S.A.

Preferred Shares and American Depositary Shares Representing Preferred Shares

        We may offer the securities described in this prospectus from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We refer to the preferred shares and the American Depositary Shares, or ADSs, each representing one preferred share, collectively as the "securities."

        This prospectus describes the general manner in which our securities may be offered using this prospectus. We will provide specific terms and offering prices of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplements carefully before you invest.

        We may offer the securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors, on a continuous or delayed basis or through any combination of these methods. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        Our preferred shares are listed on the São Paulo Stock Exchange (BM&FBOVESPA S.A.—Bolsa de Valores Mercadorias e Futuros), or the BM&FBOVESPA, under the symbol "VIVT4" and our ADSs are listed on the New York Stock Exchange under the symbol "VIV."

        Investing in our securities involves risks. You should carefully review the "Risk Factors" section set forth on page 2 of this prospectus and in our most recent annual report on Form 20-F, which is incorporated by reference herein, as well as in any other recently filed reports and the risk factors, if any, set forth in the relevant prospectus supplement.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 26, 2015

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus and in any prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. The terms "Telefônica Brasil," "we," "us," "our," "our company" and "the company" mean Telefônica Brasil S.A. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before deciding to invest in any of the securities being offered. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including the exhibits thereto. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

        Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        All references to "real," "reais" or "R$" are to the currency of Brazil. All references to "U.S. dollar," "U.S. dollars" or "US$" are to the currency of the United States of America. We have made rounding adjustments to reach some of the figures included in this prospectus. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual and other reports with the SEC under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports and other information about issuers like us who file electronically with the SEC. The address of the website is http://www.sec.gov. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 11 Wall Street, New York, New York 10005. We maintain an Internet website at http://www.telefonica.com.br. Information contained on this website is not part of this prospectus or any accompanying prospectus supplement.

        We are a "foreign private issuer" as defined under Rule 405 of the U.S. Securities Act of 1933, as amended, or the Securities Act. As a result, although we are subject to the informational requirements of the Exchange Act as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events. We are also subject to the informational requirements of the BM&FBOVESPA and the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM. You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the BM&FBOVESPA and the CVM. Our public filings with the BM&FBOVESPA are electronically available from the BM&FBOVESPA's Internet website at http://www.bmfbovespa.com.br. Information contained on this website is not part this prospectus, or any accompanying prospectus supplement.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

        We incorporate by reference into this prospectus the following documents listed below, which we have already filed with or furnished to the SEC:

  (1)
  our annual report on Form 20-F for the year ended December 31, 2014 filed on February 27, 2015 and any amendments thereto;

  (2)
  our report on Form 6-K furnished on March 26, 2015 containing GVT's consolidated financial statements as of and for the years ended December 31, 2014 and 2013;

  (3)
  our registration statement on Form F-6 filed on December 23, 2014; and

  (4)
  the description of our preferred shares set forth under "Additional Information" in Part I, Item 10 of our annual report on Form 20-F for the year ended December 31, 2014, which supersedes in full the description of our preferred shares set forth under "Description of Securities To Be Registered" in Part II, Item 14 of our registration statement on Form 20-F filed on September 18, 1998, as amended on November 2, 1998.

        All subsequent reports that we file on Form 20-F under the Exchange Act after the date of this prospectus and prior to the termination of the offering shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents. We may also incorporate by reference any other Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

        We will provide without charge to each person to whom this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:

Telefônica Brasil S.A.
Avenida Engenheiro Luis Carlos Berrini, 1376, 28th floor
04571-936 São Paulo, SP, Brazil
phone: + 55 (11) 3430-3687
email: ir.br@telefonica.com

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The statements contained in this prospectus in relation to our plans, forecasts, expectations regarding future events, strategies, and projections, are forward-looking statements which involve risks and uncertainties and which are therefore not guarantees of future results. Our estimates and forward-looking statements are mainly based on our current expectations and estimates on projections of future events and trends, which affect or may affect our businesses and results of operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several uncertainties and are made in light of information currently available to us. Our estimates and forward-looking statements may be influenced by the following factors, among others:

  •
  the size and growth rate of the Brazilian telecommunications market;

  •
  the accuracy of our estimated demand forecasts;

  •
  our ability to successfully execute our strategic initiatives and capital expenditure plans;

  •
  our ability to secure and maintain telecommunications spectrum and infrastructure licenses, rights-of-way and other regulatory approvals;

  •
  our ability to comply with the terms of our concession agreements;

  •
  decisions by applicable regulatory authorities to terminate, modify or renew our concession agreements or the terms thereof;

  •
  new telecommunications regulations or changes to existing regulations;

  •
  technological advancements in our industry and our ability to successfully implement them in a timely manner;

  •
  our ability to consummate the GVT acquisition (as described herein) or, if consummated, to successfully integrate GVT's operations or to realize expected benefits;

  •
  network completion and product development schedules;

  •
  the level of success of competing networks, products and services;

  •
  the possible requirement to record impairment charges relating to goodwill and long-lived assets;

  •
  increased competition in the Brazilian telecommunications sector;

  •
  the cost and availability of financing;

  •
  uncertainties relating to political and economic conditions in Brazil as well as those of other emerging markets;

  •
  inflation, interest rate and exchange rate risks;

  •
  the Brazilian government's policies regarding the telecommunications industry;

  •
  the Brazilian government's tax policy;

  •
  the Brazilian government's political instability;

  •
  adverse decisions in ongoing litigation;

  •
  regulatory and legal developments affecting the telecommunications industry in Brazil; and

  •
  other risk factors discussed under "Risk Factors" in Part I, Item 3.D. of our most recent annual report on Form 20-F incorporated by reference herein.

v

        The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus supplement might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above. As a result of these risks and uncertainties, investors should not base their decisions to invest in this offering on these estimates or forward-looking statements.

TELEFÔNICA BRASIL S.A.

Overview

        We are the leading mobile telecommunications company in Brazil (28.5% market share as of December 31, 2014, based on accesses), with a particularly strong position in postpaid mobile services (41.8% market share as of December 31, 2014, based on accesses). We are also the leading fixed telecommunications company (in terms of market share) in the state of São Paulo, where we began our business as a fixed telephone service provider pursuant to our concession agreement. During the year ended December 31, 2014, we reached almost 60% market share in ultra-fast broadband accesses with speeds higher than 34 Mbps in the state of São Paulo.

        According to ANATEL's customer service performance index, we are the highest-quality mobile operator in Brazil, among the largest mobile operators. Our Vivo brand, under which we market our mobile services, is among the most recognized brands in Brazil. The quality of our services and strength of our brand recognition enable us to, on average, achieve higher prices relative to our competition and, as a result, generally earn higher margins. As of December 31, 2014, our average revenue per mobile user, or ARPU, of R$23.7 represented a significant premium relative to the average of our main competitors, which is R$16.8. In 2014, we captured 56.3% of the net additions of 8.3 million in the postpaid mobile segment. We offer our clients a complete portfolio of products, including mobile and fixed voice, mobile data, fixed broadband, ultra-fast broadband, or UBB (based on our Fiber to the Home infrastructure, or FTTH), Pay TV, information technology and digital services (such as e-health, cloud and financial services). We also have the most extensive distribution network among our competitors, with more than 300 of our own stores and additional physical distribution points of sale where our clients can obtain certain services, such as purchasing credit for prepaid phones.

        We seek to continue to increase our operating margins by focusing on developing and growing our portfolio of products so that they comprise an integrated portfolio of services. As part of this strategy, we are in the process of acquiring GVT, a high-growth telecommunications company in Brazil that offers high-speed broadband, fixed telephone and Pay TV services primarily to high income customers across its target market, primarily located outside the state of São Paulo.

 RISK FACTORS

        An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus and the applicable prospectus supplement, including the risk factors incorporated by reference from our most recent annual report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

 USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes.

 CAPITALIZATION

        The following table sets forth our consolidated capitalization at December 31, 2014 based on our consolidated financial statements prepared in accordance with IFRS.

        This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the related notes thereto incorporated by reference in this prospectus.

	At December 31, 2014
	(in millions of R$)	(in millions of US$)(1)
Indebtedness:
Current loans, financing, leases and debentures	2,264.5	852.5
Noncurrent loans, financing, leases and debentures	5,534.7	2,083.7
Total indebtedness	7,799.3	2,936.3
Equity:
Capital stock	37,798.1	14,230.1
Premium on acquisition of non-controlling interest	(70.4)	(26.5)
Capital reserves	2,686.9	1,011.6
Profit reserves	1,534.5	577.7
Additional proposed dividends(2)	2,768.6	1,042.3
Other comprehensive income	232.5	87.5

Total shareholders' equity	44,950.1	16,922.7

Total capitalization(3)	52,749.4	19,859.0

(1)
Converted for convenience only using the commercial offer rate as reported by the Central Bank on December 31, 2014 for reais into U.S. dollars of R$2.6562 per U.S.$1.00.

(2)
On January 30, 2015, our board of directors approved the distribution of dividends in the amount of R$2,750.0 million with respect to the fourth quarter of 2014 to holders of shares as of February 10, 2015. In addition, our board of directors expects to submit an additional dividend distribution for approval by our shareholders in the amount of R$18.6 million. Both distributions of dividends will be paid by December 31, 2015.

(3)
Corresponds to total indebtedness plus total shareholders' equity.

        There have been no material changes to our total capitalization, loans and financings and total shareholders' equity since December 31, 2014 other than as described above.

 EXCHANGE RATES

        The Brazilian foreign exchange system allows the purchase and sale of foreign currency by any person or legal entity, regardless of the amount, subject to certain regulatory procedures.

        Since 1999, the Brazilian Central Bank has allowed the real/U.S. dollar exchange rate to float freely and during this period, the real/U.S. dollar exchange rate has experienced frequent and substantial variations in relation to the U.S. dollar and other foreign currencies. Between 2000 and 2002, the real depreciated significantly against the U.S. dollar, reaching an exchange rate of R$3.533 per US$1.00 at the end of 2002. Between 2003 and mid-2008, the real appreciated significantly against the U.S. dollar due to the stabilization of the Brazilian macroeconomic environment and a substantial increase in foreign investment in Brazil, with the real appreciating to R$1.559 per US$1.00 in August 2008. Particularly as a result of the crisis in the global financial markets from mid-2008, the real depreciated by 31.9% against the U.S. dollar during 2008 and closed the year at R$2.337 per US$1.00. As of December 31, 2014, 2013, 2012, 2011 and 2010, the exchange rate was R$2.6562 per US$1.00, R$2.343 per US$1.00, R$2.044 per US$1.00, R$1.876 per US$1.00 and R$1.666 per US$1.00, respectively. As of March 25, 2015, the exchange rate was R$3.1476 per US$1.00.

        The Brazilian Central Bank has intervened occasionally to attempt to control instability in foreign exchange rates. We cannot predict whether the Brazilian Central Bank or the Brazilian federal government will continue to allow the real to float freely or will intervene in the exchange rate market by re-implementing a currency band system or otherwise. The real may depreciate or appreciate substantially against the U.S. dollar in the future.

        The following tables set forth the selling rate, expressed in reais per U.S. dollar (R$/US$), for the periods indicated, as reported by the Brazilian Central Bank:

	Exchange Rates of R$ per US$1.00
	Period-End	Average(1)	High	Low
Year ended December 31,
2010	1.6662	1.7589	1.8811	1.6554
2011	1.8758	1.6709	1.9016	1.5345
2012	2.0435	1.9588	2.1121	1.7024
2013	2.3426	2.1741	2.4457	1.9528
2014	2.6562	2.3599	2.7403	2.1974
Month
September 2014	2.4510	2.3329	2.4522	2.2319
October 2014	2.4442	2.4483	2.5341	2.3914
November 2014	2.5601	2.5484	2.6136	2.4839
December 2014	2.6562	2.6386	2.7403	2.5607
January 2015	2.6623	2.6342	2.7107	2.5754
February 2015	2.8782	2.8165	2.8811	2.6894
March 2015 (through March 25)	3.1476	3.1213	3.2683	2.8655

Source: Brazilian Central Bank.

(1)
Annually, represents the average of the exchange rates on the last day of each month during the periods presented; monthly, represents the average of the end-of-day exchange rates during the periods presented.

PRICE HISTORY

        Our preferred shares began trading on BM&FBOVESPA, on September 21, 1998 and are traded on BM&FBOVESPA under the symbol "VIVT4" (formerly "TLPP4"). Our common shares trade under the symbol "VIVT3" (formerly "TLPP3"). At December 31, 2014, we had approximately 1,125.6 million common and preferred shares held by approximately 2.3 million common and preferred shareholders.

        In the United States, the preferred shares trade in the form of American Depositary Receipts, or ADRs, each representing one preferred share, issued by Citibank N.A, as depositary, pursuant to a Deposit Agreement, among us, the depositary and the registered holders and beneficial owners from time to time of ADRs. The ADRs commenced trading on the NYSE on November 16, 1998 and are traded on NYSE under the symbol "VIV" (formerly "TSP"). The following table sets forth the reported high and low closing sales prices for ADRs on the NYSE for the periods indicated.

	NYSE		BM&FBOVESPA		BM&FBOVESPA
	HIGH	LOW	HIGH	LOW	HIGH	LOW
	(in US$ per ADS)		(in reais per preferred share)		(in reais per common share)
Year ended:
December 31, 2010	24.53	22.70	42.03	38.60	39.30	36.22
December 31, 2011	28.33	25.74	52.97	47.47	48.00	43.50
December 31, 2012	31.22	21.17	56.92	43.45	51.69	37.53
December 31, 2013	27.66	17.94	54.89	41.66	48.45	38.24
December 31, 2014	22.34	16.74	52.51	42.00	43.52	36.60
Year ended December 31, 2013:
First quarter	27.66	24.32	54.12	48.14	48.24	43.00
Second quarter	26.94	21.74	54.89	48.29	48.45	43.55
Third quarter	23.50	19.68	51.50	45.85	45.50	41.00
Fourth quarter	22.94	17.94	50.12	41.66	44.15	38.24
Year ended December 31, 2014:
First quarter	21.24	17.97	48.03	42.22	42.00	37.16
Second quarter	21.47	19.90	47.47	43.81	41.80	37.13
Third quarter	22.34	18.42	51.30	42.00	43.12	36.60
Fourth quarter	20.90	16.74	52.51	45.56	43.52	37.60
Month ended:
September 30, 2014	22.34	19.64	51.30	48.00	43.12	39.60
October 31, 2014	20.44	18.29	50.61	46.29	42.96	38.23
November 30, 2014	20.90	19.07	52.51	48.49	43.52	40.00
December 31, 2014	19.40	16.74	49.50	45.56	42.15	37.60
January 31, 2015	20.27	16.80	52.25	45.67	43.30	36.15
February 28, 2015	19.40	17.75	54.14	50.80	44.50	40.96
March 31, 2015 (through March 25)	18.09	15.35	53.35	49.00	43.00	39.75

 DESCRIPTION OF CAPITAL STOCK

        The following information describes our common shares and preferred shares and provisions of our bylaws and of the Brazilian Corporate Law. This description is only a summary. You should read and refer to our bylaws (estatuto social) incorporated by reference in the registration statement of which this prospectus is a part and our annual report on Form 20-F.

Description of Our Bylaws

        The following is a summary of the material provisions of our bylaws and of the Brazilian Corporate Law. In Brazil, a company's bylaws (estatuto social) are the principal governing document of a corporation (sociedade anônima).

  General

        We are registered with the Board of Trade of São Paulo (Junta Comercial de São Paulo), or JUCESP, under No. 35.3.001588-14. We have been duly registered with the CVM under No. 17671 since August 19, 1998. Our headquarters are located in the city of São Paulo, state of São Paulo, Brazil. Our company has a perpetual existence.

        As of December 31, 2014, we had outstanding share capital of R$37,798,109,745.03, comprised of 1,125,601,930 total shares, consisting of 381,587,111 issued common shares and 744,014,819 issued preferred shares. All of our outstanding share capital is fully paid and non-assessable. All of our shares are without par value. Under the Brazilian Corporate Law, and in accordance with Law 10,303/01 considering that we were a publicly held company before 2001, the aggregate number of our non-voting and limited voting preferred shares may not exceed two thirds of our total outstanding share capital. In addition, our board of directors is authorized to increase our share capital up to 1,850,000,000 common or preferred shares without amendment to our bylaws. Any increase of our share capital above that limit must be approved by a general extraordinary shareholders meeting.

        As of December 31, 2014, 251,440 common shares were held by us (treasury shares) at a book value per share of R$40.02. As of December 31, 2014, 2,081,246 preferred shares were held by us (treasury shares) at a book value per share of R$40.02. On February 24, 2015, our board of directors approved the cancellation of all treasury shares held by us, which were subsequently cancelled.

        As of the date of this prospectus, there are no persons to whom any capital of the company or any of our subsidiaries is under option or agreed conditionally or unconditionally to be put under option.

  History of Share Capital

        During the past three years, we have not issued any common or preferred shares or increased or decreased our capital stock.

  Corporate Purposes

        Under Article 2 of our bylaws, our corporate purposes are:

  •
  to offer telecommunications services and all activities required or useful for the operation of these services, in conformity with our concessions, authorizations and permits;

  •
  to participate in the capital of other companies whose business purpose is also related to the telecommunication industry in Brazil;

  •
  to organize wholly owned subsidiaries for the performance of activities that are consistent with our corporate purposes and recommended to be decentralized;

  •
  to import, or promote the importation of, goods and services that are necessary to the performance of activities consistent with our corporate purposes;

  •
  to provide technical assistance services to other telecommunications companies engaging in activities of common interest;

  •
  to perform study and research activities aimed at the development of the telecommunications sector;

  •
  to enter into contracts and agreements with other telecommunications companies or other persons or entities to assure the operations of our services, with no loss of its attributions and responsibilities;

  •
  to perform other activities related to those assigned by the Brazilian National Telecommunications Agency (Agência Nacional de Telecomunicações), or ANATEL; and

  •
  to commercialize equipment and materials necessary or useful to telecommunications services.

  Board of Directors and Board of Executive Officers

        Our board of directors and board of executive officers are responsible for the management of our company. Under our bylaws, any matters subject to the approval of our board of directors (conselho de administração) can be approved only by an absolute majority of votes of the present members of our board of directors with a majority of members currently in office. Under our bylaws, our board of directors may only deliberate if a majority of its members are present at a duly convened meeting.

  Election of Directors and Executive Officers

        The members of our board of directors are elected at general meetings of shareholders and the members of our board of executive officers are elected at the meeting of the board of directors, each for concurrent three-year terms. The tenure of the members of the board of directors and board of executive officers will be conditioned on such members signing the respective instrument and complying with applicable legal requirements.

  Qualification of Directors and Officers

        Brazilian Corporate Law no longer requires ownership of shares in order for a person to qualify as a member of the board of directors of a corporation. However, our bylaws require that our directors own shares of our company. The Brazilian Corporate Law requires each of our executive officers to be residents of Brazil. Members of our board of directors are not required to be residents of Brazil; however, their tenure is conditioned on the appointment of a representative who resides in Brazil with powers to receive service of process in proceedings initiated against such member based on the corporate legislation, by means of a power-of-attorney valid for at least three years after the termination of the term of such director.

  Fiduciary Duties and Conflicts of Interest

        All members of our board of directors and board of executive officers owe fiduciary duties to us and all of our shareholders.

        Under the Brazilian Corporate Law, if one of our directors or one of our executive officers has a conflict of interest with our company in connection with any proposed transaction, such director or executive officer may not vote in any decision of our board of directors or of our board of executive officers, as the case may be, regarding such transaction and must disclose the nature and extent of his conflicting interest for inclusion in the minutes of the applicable meeting.

        Any transaction in which one of our directors or executive officers may have an interest can only be approved on reasonable and fair terms and conditions that are no more favorable than the terms and conditions prevailing in the market or offered by third parties. If any such transaction does not meet this requirement, then the Brazilian Corporate Law provides that the transaction may be nullified and the interested director or executive officer must return to us any benefits or other advantages that he obtained from, or as result of, such transaction. Under the Brazilian Corporate Law and upon the request of a shareholder who owns at least 5.0% of our total share capital, our directors and executive officers must reveal to our shareholders at an ordinary meeting of our shareholders certain transactions and circumstances that may give rise to a conflict of interest. In addition, our company (through the approval of the majority of our share capital) or shareholders who own 5.0% or more of our share capital may bring an action for civil liability against directors and executive officers for any losses caused to us as a result of a conflict of interest.

  Compensation

        Under our bylaws, our common shareholders approve the aggregate compensation payable to our directors, executive officers and members of our fiscal council. Subject to this approval, our board of directors establishes the compensation of its members and of our executive officers.

  Mandatory Retirement

        Neither the Brazilian Corporate Law nor our bylaws establish any mandatory retirement age for our directors or executive officers.

  Share Capital

        Under the Brazilian Corporate Law, since October 2001, as per Law 10,303, the number of issued and outstanding non-voting shares or shares with limited voting rights, such as our preferred shares, may not exceed fifty percent of our total outstanding share capital, and not two thirds. However, according to the same law, companies that were already incorporated before said law went into effect were permitted to maintain the previous requirements. Therefore, in accordance with Law 10,303/01, considering that we were a publicly held company incorporated before 2001, the number of our issued and outstanding non-voting shares or shares with limited voting rights, such as our preferred shares, may not exceed two thirds of our total outstanding share capital.

        Each of our common shares entitles its holder to one vote at our annual and extraordinary shareholders' meetings. Holders of our common shares are not entitled to any preference in respect of our dividends or other distributions or otherwise in case of our liquidation.

        Our preferred shares are non-voting, except in limited circumstances. They are given priority in the reimbursement of capital, without premium, and are entitled to receive a dividend 10% higher than that attributable to common shares. See "—Voting Rights" for information regarding the voting rights of our preferred shares and "—Dividends—Dividend Preference of Preferred Shares" for information regarding the distribution preferences of our preferred shares.

  Shareholders' Meetings

        Under the Brazilian Corporate Law, we must hold an annual shareholders' meeting by April 30 of each year in order to:

  •
  approve or reject the financial statements submitted by our board of executive officers and approved by our board of directors, including any recommendation by our board of directors for the allocation of net profit and distribution of dividends;

  •
  elect members of our board of directors (upon expiration of their three-year terms) and members of our fiscal council, subject to the right of preferred shareholders and minority common shareholders to elect members of our board of directors and our fiscal council; and

  •
  approve the monetary adjustment of our share capital.

        In addition to the annual shareholders' meetings, holders of our common shares have the power to determine any matters related to changes in our corporate purposes and to pass any resolutions they deem necessary to protect and enhance our development whenever our interests so require, by means of extraordinary shareholders' meetings.

        We convene our shareholders' meetings, including our annual shareholders' meeting, by publishing a notice in two Brazilian newspapers. On the first call of any meeting, the notice must be published no fewer than three times, beginning at least 15 calendar days prior to the scheduled meeting date. On the second call of any meeting, the notice must be published no fewer than three times, beginning at least 8 calendar days prior to the scheduled meeting date. According to our bylaws, for meetings involving deliberations described under article 136 of the Brazilian Corporate Law, which include (i) the creation of preferred shares or a disproportionate increase of an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our bylaws; (ii) a change of a priority, preference, right, privilege or condition of redemption or amortization of any class of our preferred shares, or the creation of a preferred class of shares with rights and/or conditions superior to an existing class of our preferred shares; (iii) decrease in the mandatory dividend; (iv) merger into another company or consolidation with another company; (v) our participation in a centralized group of companies; (vi) change in our corporate purpose; (vii) dissolving or liquidating our company or canceling any ongoing liquidation of our company; and (viii) spinning-off of all or any part of our company, the notice must be published at least 30 calendar days prior to the scheduled meeting date and on the second call at least 10 calendar days prior to the scheduled meeting date. The notice must contain the meeting's place, date, time, agenda and, in the case of a proposed amendment to our bylaws, a description of the subject matter of the proposed amendment.

        Our board of directors may convene a shareholders' meeting. Under the Brazilian Corporate Law, shareholders' meetings also may be convened by our shareholders as follows:

  •
  by any of our shareholders if, under certain circumstances set forth in the Brazilian Corporate Law, our directors do not convene a shareholders' meeting required by law within 60 days;

  •
  by shareholders holding at least 5% of our total share capital if, after a period of eight days, our directors fail to call a shareholders' meeting that has been requested by such shareholders by means of a duly reasoned request that indicates the subject matter; and

  •
  by shareholders holding at least 5% of either our total voting share capital or our total non-voting share capital, if after a period of eight days, our directors fail to call a shareholders' meeting for the purpose of appointing a fiscal council that has been requested by such shareholders.

        In addition, our fiscal council may convene an ordinary shareholders' meeting if our board of directors does not convene an annual shareholders' meeting within 30 days or an extraordinary shareholders' meeting at any other time to consider any urgent and serious matters.

        Each shareholders' meeting is presided over by the chairman of the board of directors, who is responsible for choosing a secretary of the meeting. In case of absence of the chairman of the board of directors at the shareholders' meeting, the shareholders may choose, among those present, the chairman and the secretary of the meeting. A shareholder may be represented at a shareholders' meeting by an attorney-in-fact appointed by the shareholder less than one year before the meeting. The attorney-in-fact must be a shareholder, a member of our board of directors, a member of our board of executive officers, a lawyer or a financial institution, and the power of attorney appointing the attorney-in-fact must comply with certain formalities set forth under Brazilian law. To be admitted to a shareholders' meeting, a person must produce proof of his or her shareholder status or a valid power of attorney.

        In order to convene a shareholders' meeting, shareholders representing at least 25% of our issued voting share capital must be present on first call. However, shareholders representing at least two thirds of our issued voting share capital must be present at a shareholders' meeting called to amend our bylaws. If a quorum is not present, our board of directors may issue a second call by publishing a notice as described above at least eight calendar days prior to the scheduled meeting. Except as otherwise provided by law, the quorum requirements do not apply to a meeting held on the second call, and the shareholders' meetings may be convened with the presence of shareholders representing any number of shares (subject to the voting requirements for certain matters described below). A shareholder without a right to vote may attend a shareholders' meeting and take part in the discussion of matters submitted for consideration.

  Voting Rights

        Under the Brazilian Corporate Law and our bylaws, each of our common shares entitles its holder to one vote at our shareholders' meetings. Our preferred shares generally do not confer voting rights, except in limited circumstances described below. Holders of preferred shares are only entitled to attend and to discuss, but not to vote on, the issues discussed at our general shareholders' meetings. Whenever the shares of any class of share capital are entitled to vote, each share is entitled to one vote.

  Voting Rights of Common Shares

        Except as otherwise provided by law, resolutions of a shareholders' meeting are passed by a simple majority vote of the holders of our common shares present or represented at the meeting, without taking abstentions into account. Under the Brazilian Corporate Law, the approval of shareholders representing at least half of our voting shares is required for the types of action described below:

  •
  creating preferred shares or disproportionately increasing an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our bylaws;

  •
  changing a priority, preference, right, privilege or condition of redemption or amortization of any class of our preferred shares or creating a new class of preferred shares that has a priority, preference, right, condition or redemption or amortization superior to an existing class of our preferred shares;

  •
  reducing the mandatory dividend set forth in our bylaws;

  •
  changing our corporate purpose;

  •
  merging our company with another company, or consolidating our company, subject to the conditions set forth in the Brazilian Corporate Law;

  •
  transferring all of our shares to another company, known as an "incorporação de ações" under the Brazilian Corporate Law;

  •
  participating in a centralized group of companies (grupo de sociedades) as defined under the Brazilian Corporate Law and subject to the conditions set forth in the Brazilian Corporate Law;

  •
  dissolving or liquidating our company or canceling any ongoing liquidation of our company; and

  •
  spinning-off of all or any part of our company.

        Decisions on the transformation of our company into another form of company require the unanimous approval of our shareholders, including the holders of our preferred shares.

        Our company is required to give effect to shareholders agreements that contain provisions regarding the purchase or sale of our shares, preemptive rights to acquire our shares, the exercise of the right to vote or the power to control our company, if these agreements are filed with our headquarters. Brazilian Corporate Law requires the chairman of any shareholder or board of directors meeting to disregard any vote taken by any of the parties to any shareholders agreement that has been duly filed with our company that violates the provisions of any such agreement. In the event that a shareholder that is party to a shareholders agreement (or a director appointed by such shareholder) is absent from any shareholders' or board of directors' meeting or abstains from voting, the other party or parties to that shareholders agreement have the right to vote the shares of the absent or abstaining shareholder (or on behalf of the absent director) in compliance with that shareholders agreement.

        Under the Brazilian Corporate Law, neither our bylaws nor actions taken at a shareholders' meeting may deprive any of our shareholders of certain specific rights, including:

  •
  the right to participate in the distribution of our profits;

  •
  the right to participate in any remaining residual assets in the event of our liquidation;

  •
  the right to supervise the management of our corporate business as specified in the Brazilian Corporate Law;

  •
  the right to preemptive rights in the event of an issuance of our shares, debentures convertible into our shares or subscription bonuses, except with respect to a public offering of our securities; and

  •
  the right to withdraw from our company under the circumstances specified in the Brazilian Corporate Law.

  Voting Rights of Minority Shareholders

        Shareholders holding shares representing not less than 5% of our voting shares at our shareholders' meeting have the right to request that we adopt a cumulative voting procedure to elect the members of the board of directors. This procedure must be requested by the required number of shareholders at least 48 hours prior to a shareholders' meeting.

        Under the Brazilian Corporate Law, shareholders that are not controlling shareholders, but that together hold either:

  •
  non-voting preferred shares representing at least 10% of our total share capital; or

  •
  common shares representing at least 15% of our voting capital have the right to appoint one member to our board of directors at our shareholders' meeting. If no group of our common or preferred shareholders meets the thresholds described above, shareholders holding preferred shares or common shares representing at least 10% of our total share capital are entitled to combine their holdings to appoint one member to our board of directors.

        In the event that minority holders of common shares and/or holders of non-voting preferred shares elect a director and the cumulative voting procedures described above are also used, our controlling shareholders always retain the right to elect at least one member more than the number of members elected by the other shareholders, regardless of the total number of members of our board of directors.

        The shareholders seeking to exercise these minority rights must prove that they have held their shares for not less than three months preceding the shareholders' meeting at which the director will be appointed. Any directors appointed by the non-controlling shareholders have the right to veto for cause the selection of our independent registered public accounting firm.

        In accordance with the Brazilian Corporate Law, the holders of preferred shares without voting rights or with restricted voting rights are entitled to elect one member and an alternate to our fiscal council in a separate election. Minority shareholders have the same right as long as they jointly represent 10% or more of the voting shares. The other shareholders with the right to vote may elect the remaining members and alternates, who, in any event, must number more than the directors and alternates elected by the holders of the non-voting preferred shares and the minority shareholders. If a separate election and a cumulative voting procedure are held jointly, the votes granted by the shares under the separate election cannot be used by the relevant shareholder for the cumulative voting procedures and vice versa.

  Voting Rights of Preferred Shares

        The appointment of one member of our statutory fiscal council takes places at the annual ordinary general shareholders' meeting, upon separate vote of the holders of preferred shares, for the position available at the fiscal council. The election of a member of the board of directors by preferred shareholders also occurs on a separate vote, with no participation of the controlling shareholder.

        Brazilian Corporate Law provides that certain non-voting shares, such as our preferred shares, shall be entitled to voting rights in the event a corporation fails for three consecutive fiscal years to pay any fixed or minimum dividends to which non-voting shares are entitled. In this case, the voting rights of these shares shall extend until the date on which the payment of the accrued and unpaid dividend is made.

        According to our bylaws, preferred shares are entitled to full voting rights with respect to:

  •
  the election of one member to the board of directors and fiscal council in a separate vote;

  •
  bylaw modifications that seek to limit preferred shareholders' voting rights in respect of selecting new Board members in a straight vote;

  •
  any agreements for the rendering of management services (including technical assistance services) between us and any foreign affiliate of our controlling shareholder;

  •
  any agreements with related parties, in which the terms and conditions established are more onerous to our company than those normally adopted by the market in agreements of the same type;

  •
  resolutions amending or revoking article 9, sole paragraph of Article 11, and article 30 of our bylaws; and

  •
  any resolution submitted to the general shareholders meeting during our liquidation process.

        Under the Brazilian Corporate Law, the following actions require ratification by the majority of issued and outstanding shares of the affected class within one year from the shareholders' meeting at which the common shareholders approve the action:

  •
  the creation of preferred shares or a disproportionate increase of an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our bylaws;

  •
  a change of a priority, preference, right, privilege or condition of redemption or amortization of any class of our preferred shares; or

  •
  the creation of a new class of preferred shares that has a priority, preference, right, condition or redemption or amortization superior to an existing class of our preferred shares.

        This meeting would be called by publication of a notice in two Brazilian newspapers during three days, at least 30 days before the meeting. However, it would not generally require any other form of notice.

  Liquidation

        We may be liquidated in accordance with the provisions of Brazilian law. In the event of our extrajudicial liquidation, a shareholders' meeting will determine the manner of our liquidation, appoint our liquidator and our fiscal council that will function during the liquidation period.

        Upon our liquidation, our preferred shares will be given preference in the reimbursement of capital, without premium.

  Preemptive Rights

        Each shareholder has a general preemptive right to subscribe for shares of the same class in any capital increase, in an amount sufficient to keep the same proportional participation of such shareholder in the total capital of the corporation. A minimum period of 30 days following the publication of the capital increase notice shall be observed by the corporation for the exercise of the preemptive right by the shareholder. The right of participation in capital increases is assignable under Brazilian Corporate Law. In the event of a capital increase that would maintain or increase the proportion of capital represented by preferred shares, holders of ADSs, or of preferred shares, would have the preemptive right to subscribe only to our newly issued preferred shares. In the event of a capital increase that would reduce the proportion of capital represented by preferred shares, holders of ADSs, or of preferred shares, would have the preemptive right to subscribe to our newly issued preferred shares in proportion to their shareholdings and to our newly issued common shares only to the extent necessary to prevent dilution of their interest.

        However, holders of our ADSs may not be able to exercise the preemptive rights relating to our shares underlying their ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights or to take any other action to make preemptive rights available to holders of our ADSs, and we may not file any such registration statement.

        In addition, a publicly held company whose bylaws authorize capital increases may provide for the issuance of stock, debentures convertible into stock or subscription bonuses without granting any preemptive rights to existing shareholders or decreasing the term for the shareholders to exercise their preemptive rights, as long as the placement of such securities is made:

  •
  upon sale on a stock exchange or public subscription;

  •
  through an exchange of shares in a public offering, with the purpose of acquiring control of another company; or

  •
  for the use of certain tax incentives but only when such placement is made without granting preemptive rights.

  Redemption, Amortization, Tender Offers and Rights of Withdrawal

        Our bylaws or our shareholders at a shareholders' meeting may authorize us to use our profits or reserves to redeem or amortize our shares in accordance with conditions and procedures established for such redemption or amortization. The Brazilian Corporate Law defines "redemption" (resgate de ações) as the payment of the value of the shares in order to permanently remove such shares from circulation, with or without a corresponding reduction of our share capital. The Brazilian Corporate Law defines

"amortization" (amortização) as the distribution to the shareholders, without a corresponding capital reduction, of amounts that they would otherwise receive if we were liquidated. If an amortization distribution has been paid prior to our liquidation, then upon our liquidation, the shareholders who did not receive an amortization distribution will have a preference equal to the amount of the amortization distribution in the distribution of our capital.

        The Brazilian Corporate Law authorizes us to redeem shares not held by our controlling shareholders, if, after a tender offer effected as a consequence of delisting, our controlling shareholders increase their participation in our total share capital to more than 95%. The redemption price in such case would be the same price paid for our shares in any such tender offer.

        The Brazilian Corporate Law and our bylaws also require the acquirer of control (in case of a change of control) or the controller (in case of delisting or a substantial reduction in liquidity of our shares) to make a tender offer for the acquisition of the shares held by minority shareholders under certain circumstances described below under "—Mandatory Tender Offers." The shareholder can also withdraw its capital from our company under certain circumstances described below under "—Rights of Withdrawal."

  Mandatory Tender Offers

        The Brazilian Corporate Law requires the launching of a tender offer at a purchase price equal to fair value for all outstanding shares in order to cancel the registration of our company as a publicly held company or in case of a substantial reduction in the liquidity of our shares as a result of purchases by our controlling shareholders.

        If our controlling shareholders enter into a transaction which results in a change of control of our company, the controlling shareholders must include in the documentation of the transaction an obligation of the acquirer to launch a tender offer for the purchase of all our common shares for, at least, 80% of the price per share paid to the controlling shareholders. The tender offer must be submitted to the CVM within 30 days from the date of execution of the definitive documents of sale of the shares.

  Rights of Withdrawal

        The Brazilian Corporate Law provides that, in certain limited circumstances, a dissenting shareholder may withdraw its equity interest from our company and be reimbursed by us for the value of our common or preferred shares that it then holds.

        This right of withdrawal may be exercised by dissenting shareholders in the event that shareholders with voting rights authorize:

  (i)
  the creation of preferred shares or a disproportionate increase of an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our bylaws;

  (ii)
  a change of a priority, preference, right, privilege or condition of redemption or amortization of any class of our preferred shares;

  (iii)
  a reduction of the mandatory dividend set forth in our bylaws;

  (iv)
  merger into another company or consolidation with another company;

  (v)
  our participation in a centralized group of companies (grupo de sociedades);

  (vi)
  a change in our corporate purpose; or

  (vii)
  spinning-off of the company

        In addition, we note that:

  •
  in items (i) and (ii), only the holders of shares of the affected type or class will be entitled to redemption;

  •
  in items (iv) and (v), the holders of shares of a type or class with liquidity and dispersion in the market will not have the right to redemption; and

  •
  in item (vii), the dissenting shareholders shall only have a right of redemption if the spinning off implies in: (1) a change in the corporate purpose (except if the spun-off assets revert to a company whose main purpose is the same as ours), (2) a reduction of the mandatory dividend, or (3) participation in a group of companies.

        Dissenting shareholders are also entitled to withdraw in the event that the entity resulting from a merger or spin-off does not have its shares listed in an exchange or traded in the secondary market within 120 days from the shareholders' meeting that approved the relevant merger or spin-off.

        Notwithstanding the above, in the event that we are consolidated or merged with another company, become part of a centralized group of companies, or acquire the control of another company for a price in excess of certain limits imposed by the Brazilian Corporate Law, holders of any type or class of our shares or the shares of the resulting entity that have minimal market liquidity and are dispersed among a sufficient number of shareholders will not have the right to withdraw. For this purpose, shares that are part of general indices representative of portfolios of securities traded in Brazil or abroad are considered liquid, and sufficient dispersion will exist if the controlling shareholder, the parent company or other companies under its control hold less than half of the total number of outstanding shares of that type or class. In case of a spin-off, the right of withdrawal will only exist if (1) there is a significant change in the corporate purpose, (2) there is a reduction in the mandatory dividend, or (3) the spin-off results in our participation in a centralized group of companies.

        Only shareholders who own shares on the date of publication of the first notice convening the relevant shareholders' meeting or the press release concerning the relevant transaction is published, whichever is earlier, will be entitled to withdrawal rights.

        The redemption of shares arising out of the exercise of any withdrawal rights would be made at the book value per share, determined on the basis of our most recent audited balance sheet approved by our shareholders. If the shareholders' meeting approving the action that gave rise to withdrawal rights occurred more than 60 days after the date of the most recent approved audited balance sheet, a shareholder may demand that its shares be valued on the basis of a balance sheet prepared specifically for this purpose.

        The right of withdrawal lapses 30 days after the date of publication of the minutes of the shareholders' meeting that approved the action that gave rise to withdrawal rights. Within ten days following the expiration of the term to exercise the withdrawal rights mentioned above, the company may call a shareholders' meeting to confirm or reconsider any resolution giving rise to withdrawal if we believe that the withdrawal of shares of dissenting shareholders would jeopardize our financial stability.

  Liability of Our Shareholders for Further Capital Calls

        Neither Brazilian law nor our bylaws require any capital calls. Our shareholders' liability for capital calls is limited to the payment of the issue price of any shares subscribed or acquired.

  Inspection of Corporate Records

        Shareholders that own 5% or more of our outstanding share capital have the right to inspect our corporate records, including shareholders' lists, corporate minutes, financial records and other documents of our company, if (1) we or any of our officers or directors have committed any act contrary to Brazilian law or our bylaws, or (2) there are grounds to suspect that there are material irregularities in our company. However, in either case, the shareholder that desires to inspect our corporate records must obtain a court order authorizing the inspection.

  Disclosures of Share Ownership

        Brazilian regulations require that (1) each of our controlling shareholders, directly or indirectly, (2) shareholders who have elected members of our board of directors or fiscal council, and (3) any person or group of persons representing a person that has directly or indirectly acquired or sold an interest corresponding to at least 5% of the total number of our shares of any type or class to disclose its or their share ownership or divestment to us, and we are responsible for transmitting such information to the CVM and the market. In addition, if a share acquisition results in, or is made with the intention of, change of control or company's management structure, as well as acquisitions that cause the obligation of performing a tender offer, the persons acquiring such number of shares are required to publish a statement containing certain required information about such acquisition.

        Our controlling shareholders, shareholders that appoint members of our board of directors or fiscal council and members of our board of directors, board of executive officers or fiscal council must file a statement of any change in their holdings of our shares with the CVM and the Brazilian stock exchanges on which our securities are traded.

  Form and Transfer

        Our preferred shares and common shares are in book-entry form, registered in the name of each shareholder or its nominee. The transfer of our shares is governed by Article 35 of the Brazilian Corporate Law, which provides that a transfer of shares is effected by our transfer agent by an entry made by the transfer agent in its books, upon presentation of valid written share transfer instructions to us by a transferor or its representative. When preferred shares or common shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our transfer agent by a representative of a brokerage firm or the stock exchange's clearing system. The transfer agent also performs all the services of safe-keeping of our shares. Transfers of our shares by a non-Brazilian investor are made in the same manner and are executed on the investor's behalf by the investor's local agent. If the original investment was registered with the Central Bank pursuant to foreign investment regulations, the non-Brazilian investor is also required to amend, if necessary, through its local agent, the electronic certificate of registration to reflect the new ownership.

        The BM&FBOVESPA operates a central clearing system. A holder of our shares may choose, at its discretion, to participate in this system, and all shares that such shareholder elects to be put into the clearing system are deposited in custody with the clearing and settlement chamber of the BM&FBOVESPA (through a Brazilian institution that is duly authorized to operate by the Central Bank and maintains a clearing account with the clearing and settlement chamber of the BM&FBOVESPA). Shares subject to the custody of the clearing and settlement chamber of the BM&FBOVESPA are noted as such in our registry of shareholders. Each participating shareholder will, in turn, be registered in the register of the clearing and settlement chamber of the BM&FBOVESPA and will be treated in the same manner as shareholders registered in our books.

Dividends

        Our dividend distribution practice has historically included the distribution of periodic dividends, based on annual balance sheets approved by our board of directors. When we pay dividends on an annual basis, they are declared at our annual shareholders' meeting, which we are required by the Brazilian Corporate Law and our bylaws to hold by April 30 of each year. When we declare dividends, we are generally required to pay them within 60 days of declaring them unless the shareholders'

resolution establishes another payment date. In any event, if we declare dividends, we must pay them until the end of the fiscal year for which they were declared. Under Article 9 of Law 9,249/95 and our bylaws, we also may pay interest attributable to shareholders' equity as an alternative form of dividends upon approval of our board of directors.

  Dividend Preference of Preferred Shares

        Our preferred shares are entitled to receive a dividend 10% higher than that attributable to our common shares.

  Payment of Dividends and Interest Attributable to Shareholders' Equity

        We may pay the mandatory distributable amount as dividends or as interest attributable to shareholders' equity, which is similar to a dividend but is deductible in calculating our income tax obligations.

        Because our shares are issued in book-entry form, dividends with respect to any share are automatically credited to the account holding such share. Shareholders who are not residents of Brazil must register with the Central Bank in order for dividends, sales proceeds or other amounts with respect to their shares to be eligible to be remitted outside of Brazil.

        The preferred shares underlying our ADSs are held in Brazil by the depositary, which has registered with the Central Bank as the registered owner of our preferred shares. Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the depositary. The depositary will then convert such proceeds into dollars and will cause such dollars to be distributed to holders of our ADSs. As with other types of remittances from Brazil, the Brazilian government may impose temporary restrictions on remittances to foreign investors of the proceeds of their investments in Brazil, as it did for approximately six months in 1989 and early 1999, and on the conversion of Brazilian currency into foreign currencies, which could hinder or prevent the depositary from converting dividends into U.S. dollars and remitting these U.S. dollars abroad.

        In addition, remittances are subject to a Brazilian financial transactions tax, which as of the date of this prospectus is 0%, but may be subject to change.

        For information about taxation on profits, dividends and interest on shareholders' equity, see "Taxation—Brazilian Tax Considerations—Taxation of Dividends."

  Dividends

        We are required by the Brazilian Corporate Law and by our bylaws to hold an annual shareholders' meeting by April 30 of each year. At our annual shareholders' meeting, our common shareholders may vote to declare an annual dividend. Our payment of annual dividends is based on our audited consolidated financial statements prepared for our preceding fiscal year.

        Any holder of record of shares at the time that a dividend is declared is entitled to receive dividends. Under the Brazilian Corporate Law, we are generally required to pay dividends within 60 days after declaring them, unless the shareholders' resolution establishes another payment date, which, in any case, must occur prior to the end of the fiscal year in which the dividend is declared.

        Our board of directors may declare interim dividends based on (i) the accrued profits recorded in our semi-annual financial statements; (ii) the accrued profits recorded in our quarterly financial statements or in our financial statements for shorter periods, provided that the total amount of dividends paid up every six months does not exceed the total amount within the capital reserve determined pursuant to article 182 of the Brazilian Corporate Law; and (iii) the amount recorded in the profit account or profit reserve account in our last annual consolidated financial statements or semi-annual financial statements.

        All the interim dividends that are distributed shall be considered as part of the mandatory dividends that shall be paid by us.

  Interest Attributable to Shareholders' Equity

        Brazilian corporations may make payments to shareholders characterized as interest on shareholders' equity as an alternative form of making dividend distributions. Amounts paid as interest on shareholders' equity (net of applicable withholding tax, as described below) may be treated as payments with respect to the minimum dividends we are obligated to distribute to our shareholders in accordance with our bylaws and Brazilian Corporate Law. The rate of interest may not be higher than the federal government's long-term interest rate, TJLP, as determined by the Central Bank from time to time (5% per annum for 2013 and 2014 and 5.5% per annum for 2015), applied over specific net equity accounts. The total amount distributed as interest on shareholders' equity may not exceed the greater of (i) 50% of net income (before taking the distribution and any deductions for income taxes into account) for the year with respect to which the payment is made and (ii) 50% of retained earnings for the year before the year with respect to which the payment is made. Payments of interest on shareholders' equity are decided by the shareholders on the basis of recommendations of our board of directors.

        Distributions of interest on shareholders' equity paid to Brazilian and non-Brazilian holders of preferred shares, including payments to the depositary in respect of preferred shares underlying ADSs, are deductible by us for Brazilian corporate income tax purposes. These payments to U.S. holders or other non-Brazilian holders are subject to Brazilian withholding tax at the rate of 15%. If the recipient of the payment is domiciled in a Tax Haven Jurisdiction, as defined by Brazilian law, the rate will be 25%.

  Prescription of Payments

        Our shareholders have three years to claim dividend distributions made with respect to their shares, as from the date that we distribute the dividends to our shareholders, after which any unclaimed dividend distributions legally revert to us. We are not required to adjust the amount of any distributions for inflation that occurs during the period from the date of declaration to the payment date.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        Citibank, N.A. acts as the depositary for the American Depositary Shares. Citibank's depositary offices are located at 388 Greenwich Street, New York, New York 10013, U.S.A. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary. ADSs may be evidenced by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank DTVM S.A., located at Avenida Paulista 1,111, São Paulo, SP, 01311-920, Brazil.

        As of December 31, 2014, we had 364,690,342 outstanding ADSs and we have 118,904,686 outstanding ADSs as of the date hereof. We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. We urge you to review the deposit agreement in its entirety.

        Each ADS represents the right to receive one of our preferred shares on deposit with the custodian. An ADS also represents the right to receive any other securities, cash or property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

        If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that evidences your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of preferred shares will continue to be governed by the laws of Brazil, which may be different from the laws in the United States.

        In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals.

        Neither the depositary, the custodian, us or any of their or our respective agents or affiliates will be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

        As an owner of ADSs, you may hold your ADSs either directly in the form of certificated ADSs evidenced by an ADR registered in your name, indirectly through a brokerage or safekeeping account, or directly through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the "direct registration system" or "DRS").

        The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or "DTC," the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the "holder." Only persons in whose name

ADRs are registered on the books of the depositary will be treated by us and the depositary as ADR holders. When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

        As a holder, you generally have the right to receive the distributions we make on the preferred shares deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of underlying preferred shares that your ADSs represent as of a specified record date.

  Distributions of Cash

        Whenever we intend to make a distribution of a cash dividend or other cash distribution in respect of ADSs, we will give timely notice thereof to the depositary specifying, among other things, the record date applicable for determining the holders of ADSs entitled to receive such distribution. Upon the timely receipt of such notice, the depositary will establish an ADS record date. Upon receipt of confirmation from the custodian of the receipt of any cash dividend or other cash distribution on the preferred shares held in respect of the ADSs, or upon receipt of proceeds from the sale of any deposited property held in respect of the ADSs under the terms hereof, the depositary will (i) if at the time of receipt thereof any amounts received in a foreign currency can, in the judgment of the depositary, be converted on a practicable basis into dollars transferable to the United States, promptly convert or cause to be converted such cash dividend, distribution or proceeds into dollars, (ii) if applicable and unless previously established, establish the ADS record date, and (iii) distribute promptly the amount thus received (net of (a) the applicable fees and charges of, and expenses incurred by, the depositary and (b) taxes withheld) to the holders entitled thereto as of the ADS record date in proportion to the number of ADSs held as of the ADS record date. The depositary will distribute only such amount, however, as can be distributed without attributing to any holder a fraction of one cent, and any balance not so distributed will be held by the depositary (without liability for interest thereon) and will be added to and become part of the next sum received by the depositary for distribution to holders of ADSs outstanding at the time of the next distribution. If we withhold, or the custodian or the depositary is required to withhold and does withhold, from any cash dividend or other cash distribution in respect of the preferred shares held in respect of the ADSs, or from any cash proceeds from the sales of deposited property, an amount on account of taxes, duties or other governmental charges, the amount distributed to holders on the ADSs will be reduced accordingly. Such withheld amounts will be forwarded by us, the custodian or the depositary to the relevant governmental authority. Evidence of payment thereof by us will be forwarded by us to the depositary upon request. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States

  Distributions of Shares

        Whenever we intend to make a distribution that consists of a dividend in, or free distribution of, shares, we will give timely notice thereof to the depositary specifying, among other things, the record date applicable to holders of ADSs entitled to receive such distribution. Upon the timely receipt of such notice from us, the depositary will establish the ADS record date. Upon receipt of confirmation from the custodian of the receipt of the shares so distributed by us, the depositary will either (i) distribute to the holders as of the ADS record date in proportion to the number of ADSs held as of the ADS record date, additional ADSs, which represent in the aggregate the number of shares received as such dividend, or free distribution, subject to the other terms of the deposit agreement (including, without limitation, (a) the applicable fees and charges of, and expenses incurred by, the depositary and (b) taxes), or (ii) if additional ADSs are not so distributed, take all actions necessary so that each ADS issued and outstanding after the ADS record date will, to the extent permissible by law, thenceforth also represent rights and interests in the additional integral number of shares distributed upon the preferred shares held in respect of such ADSs (net of (a) the applicable fees and charges of, and expenses incurred by, the depositary and (b) taxes). In lieu of delivering fractional ADSs, the depositary will sell the number of shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds. In the event that the depositary determines that any distribution in property (including shares) is subject to any tax or other governmental charges which the depositary is obligated to withhold, or, if we in the fulfillment of our obligation, have furnished an opinion of U.S. counsel determining that shares must be registered under the Securities Act or other laws in order to be distributed to holders (and no such registration statement has been declared effective), the depositary may dispose of all or a portion of such property (including shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the depositary deems necessary and practicable, and the depositary will distribute the net proceeds of any such sale (after deduction of (a) taxes and (b) fees and charges of, and expenses incurred by, the depositary) to holders entitled thereto upon the terms described in the deposit agreement. The depositary will hold and/or distribute any unsold balance of such property in accordance with the provisions of the deposit agreement.

  Distributions of Rights

        Whenever we intend to distribute rights to purchase additional preferred shares, the depositary will distribute warrants or other instruments in the discretion of the depositary representing rights to acquire additional ADSs, but only if (i) we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, (ii) we indicate that we wish such rights to be made available to holders of ADSs, and (iii) the depositary determines that making such rights so available is lawful and reasonably practicable. If any of clauses (i) through (iii) of the preceding sentence are not satisfied, the depositary may sell such rights, if practicable, and distribute the net proceeds in the same way it distributes cash, or if the sale of such rights cannot practicably be accomplished by reason of the nontransferability of the rights, limited markets therefor, their short duration or otherwise, the depositary may allow such rights to lapse, in which case you will receive nothing.

        You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights.

  Other Distributions

        Whenever we intend to distribute property other than cash, preferred shares or rights to purchase additional preferred shares, the depositary may distribute such other property in any manner it deems lawful and practicable, but only if (i) we timely provide evidence satisfactory to the depositary that it may lawfully distribute such other property, (ii) we indicate that we wish such other property to be made available to holders of ADSs, and (iii) the depositary determines that making such other property so available is lawful and reasonably practicable. If any of clauses (i) through (iii) of the preceding sentence are not satisfied, the depositary may sell such securities or property and distribute any net proceeds in the same way it distributes cash.

        The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

        To the extent the depositary determines in its discretion that any distribution is not practicable with respect to any ADS holder, the depositary may make such distribution as it deems practicable, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADS holder as deposited securities.

Changes Affecting Preferred Shares

        The preferred shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such preferred shares or a recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets.

        If any such change were to occur, the depositary may, with our approval, and must, upon our request, (i) distribute additional ADSs; (ii) amend the deposit agreement and the applicable ADRs; (iii) amend the applicable registration statement in respect of the ADSs; (iv) call for the surrender of outstanding ADRs to be exchanged for new ADRs and (v) take such other actions as are appropriate to reflect such change. If the depositary does not choose any of the foregoing, any of the cash, securities or other property it receives will constitute part of the deposited property and each ADS will then represent a proportionate interest in such property.

Issuance of ADSs upon Deposit of Preferred Shares

        The depositary may create ADSs on your behalf if you or your broker deposit preferred shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and other charges of the depositary, any governmental charges and taxes payable for the transfer of the preferred shares to the custodian and any stock transfer or registration fees for the registration of transfer of the preferred shares on any applicable register and after you deliver any necessary instruments or confirmations of transfer. Your ability to deposit preferred shares and receive ADSs may be limited by U.S. and Brazilian legal considerations applicable at the time of deposit.

        The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the preferred shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

Transfer, Combination and Split Up of ADRs

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  Transfer.  The depositary will register the transfer of ADRs (and of the ADSs represented thereby) on the books maintained for such purpose and the depositary will (x) cancel such ADRs and execute new ADRs evidencing the same aggregate number of ADSs as those evidenced by the ADRs canceled by the depositary, (y) cause the registrar to countersign such new ADRs and (z) deliver such new ADRs to or upon the order of the person entitled thereto, if each of the following conditions has been satisfied: (i) the ADRs have been duly delivered by the holder (or by a duly authorized attorney of the holder) to the depositary at its principal office for the purpose of effecting a transfer thereof, (ii) the surrendered ADRs have been properly endorsed or are accompanied by proper instruments of transfer (including signature guarantees in accordance with standard securities industry practice), (iii) the surrendered ADRs have been duly stamped (if required by the laws of the State of New York or of the United States), and (iv) all applicable fees and charges of, and expenses incurred by, the depositary and all applicable taxes and governmental charges have been paid, subject, however, in each case, to the terms and conditions of the applicable ADRs, of the deposit agreement and of applicable law, in each case as in effect at the time thereof.

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  Combination & Split Up.  The registrar will register the split-up or combination of ADRs (and of the ADSs represented thereby) on the books maintained for such purpose and the depositary will (x) cancel such ADRs and execute new ADRs for the number of ADSs requested, but in the aggregate not exceeding the number of ADSs evidenced by the ADRs cancelled by the Depositary, (y) cause the registrar to countersign such new ADRs and (z) Deliver such new ADRs to or upon the order of the holder thereof, if each of the following conditions has been satisfied: (i) the ADRs have been duly delivered by the holder (or by a duly authorized attorney of the holder) to the depositary at its principal office for the purpose of effecting a split-up or combination thereof, and (ii) all applicable fees and charges of, and expenses incurred by, the depositary and all applicable taxes and governmental charges have been paid, subject, however, in each case, to the terms and conditions of the applicable ADRs, of the deposit agreement and of applicable law, in each case as in effect at the time thereof.

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  Co-Transfer Agents.  The depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Holders or persons entitled to such ADRs and will be entitled to protection and indemnity to the same extent as the depositary. Such co-transfer agents may be removed and substitutes appointed by the depositary. Each co-transfer agent (other than the depositary) will give notice in writing to the depositary accepting such appointment and agreeing to be bound by the applicable terms of the deposit agreement.

Withdrawal of Shares Upon Cancellation of ADSs

        As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying preferred shares at the custodian's office. Your ability to withdraw the preferred shares is subject to the provisions of or governing the deposited securities, and of the deposit agreement, any ADRs evidencing the ADSs, the rules of the Brazilian Clearing and Depository Corporation, the Company's estatuto (bylaws) or applicable law. In order to withdraw the preferred shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the preferred shares being withdrawn. The withdrawn preferred shares will be delivered at the office of the custodian. Once canceled, the ADSs will not have any rights under the deposit agreement.

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  If you hold ADSs registered in your name, the depositary may ask you to (i) provide proof of identity and genuineness of any signature, (ii) provide such other information as the depositary may deem necessary or proper including without limitation information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the form of ADR, as the depositary may deem necessary or proper, and (iii) comply with such regulations as the depositary may establish consistent with the deposit agreement and any regulations which the depositary is informed of in writing by us which are deemed desirable by us, the depositary or the custodian to facilitate compliance with any applicable rules or regulations of the Central Bank or the CVM.

        You will have the right to withdraw the securities represented by your ADSs at any time except for:

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  Temporary delays that may arise because (i) the transfer books for the preferred shares or ADSs are closed, or (ii) preferred shares are immobilized on account of a shareholders' meeting or a payment of dividends;

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  Obligations to pay fees, taxes and similar charges; and

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  Restrictions imposed because of laws or governmental regulations applicable to ADSs or the withdrawal of securities on deposit.

        The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Suspension of Certain Actions by Depositary

        The depositary may suspend the issuance of ADSs, the acceptance of deposits of preferred shares, the registration, registration of transfer, split-up or combination of ADSs or the withdrawal of deposited securities, generally or in particular instances, when the ADS register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary or by us.

Voting Rights

        As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights, if any, for the preferred shares and any other securities represented by your ADSs. The voting rights of holders of preferred shares are described in "Description of Capital Stock—Voting Rights."

        As soon as practicable after receipt from us of notice of any meeting or solicitation of consents or proxies, the depositary will mail to you a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each ADR holder on the record date set by the depositary will be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the securities represented by the holder's ADSs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by us. Upon receipt of instructions of a holder in the manner and on or before the date established by the depositary for such purpose, the depositary will endeavor insofar as practicable and permitted under the provisions of or governing deposited securities to vote or cause to be voted the deposited securities represented by such holder's ADSs in accordance with such instructions. The depositary will not itself exercise any voting discretion in respect of any deposited securities.

        We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Record Dates

        The Depositary may, after consultation with us, if practicable, fix a record date, which, to the extent applicable, will be as near as practicable to any corresponding record date set by us for the determination of the ADS holders who will be responsible for the fee assessed by the depositary for administration of the ADS program and for any expenses provided for in the deposit agreement, as well as for the determination of the ADS holders who will be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such holders will be so entitled or obligated.

Fees and Charges

        The depositary, Citibank N.A., collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs or from intermediaries acting for them. The depositary also collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Persons depositing or withdrawing shares, receiving distributions or holding ADSs on the applicable record date, as applicable, must pay:	For:
Up to U.S. $5.00 per 100 ADSs (or fraction thereof) issued	• Issuance of ADSs upon deposit of Shares, excluding issuances as a result of distributions
Up to U.S. $5.00 per 100 ADSs (or fraction thereof) surrendered	• Delivery of deposited securities against surrender of ADSs
Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held	• Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs
• Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off shares)
• Depositary services
Registration or transfer fees

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Registration of shares or other deposited securities on the share register and applicable to transfers of shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively

Expenses and charges of the depositary	• Cable, telex and facsimile transmissions and delivery expenses as are expressly provided in the deposit agreement
• Conversion of foreign currency
Taxes (including applicable interest and penalties) and other governmental charges	• As necessary
Fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to shares, deposited securities, ADSs and ADRs	• As necessary
Fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property	• As necessary

        We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

        The fees described above may be amended from time to time by agreement between us and the depositary.

        Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary and by the brokers (on behalf of their clients) delivering the ADSs to the depositary for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary.

        In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        The depositary will reimburse us for certain expenses incurred by us in respect of the ADS program established pursuant to the deposit agreement and may, in the future, remit to us a portion of the depositary fees charged, in each case, upon such terms and conditions as we and the depositary may agree from time to time.

Amendments and Termination

        We may agree with the depositary to modify the deposit agreement at any time without your consent. Any amendments or supplements to the deposit agreement which impose or increase any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which otherwise materially prejudices any substantial existing rights of holders of ADSs do not become effective until the expiration of 30 days after notice of such amendment or supplement has been given to holders of ADSs. If a holder of ADSs continues to hold ADSs after being so notified, such ADS holder is deemed to agree to such amendment. Any amendments or supplements will be deemed not to prejudice any substantial rights or ADS holders if they (i) are reasonably necessary for the ADSs to be registered under the Securities Act or for the ADSs or preferred shares to be eligible for book-entry settlement, and (ii) in each case do not impose or increase the fees and charges you are required to pay. In addition, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

        The deposit agreement cannot be amended to impair your right to withdraw the preferred shares represented by your ADSs (except in order to comply with mandatory provisions of applicable law).

        The depositary may resign by delivery of written notice to us of its election to do so, and we may remove the depositary by delivery of written notice to the depositary of such removal. The depositary shall, upon our request, terminate the deposit agreement by distributing notice of such termination to holders of ADSs at least 30 days prior to the date of termination. If 90 days shall have expired after (i) the depositary shall have delivered to us a written notice of its election to resign, or (ii) we shall have delivered to the depositary a written notice of the removal of the depositary, and, in either case, a successor depositary shall not have been appointed and accepted its appointment, the depositary may terminate the deposit agreement by distributing notice of such termination to the holders of all ADSs then outstanding at least 30 days prior to the date fixed in such notice for such termination.

        After termination, the depositary and its agents will perform no further acts under the deposit agreement except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. At any time after the date of termination, the depositary will sell the deposited securities and will thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the holders of ADSs who have not yet surrendered their ADSs. After making such sale, the depositary will have no further obligations in respect of the deposit agreement, except to account for such net proceeds and other cash.

Disclosure of Interests

        To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities and other securities, and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, all persons holding ADSs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the depositary in its compliance with any instructions from us in respect thereof.

Books of Depositary

        The depositary or its agent will maintain at a designated transfer office a register for the registration, registration of transfer, combination and split-up of ADSs. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of the business of our company or matters relating to the deposit agreement.

        The depositary will maintain in New York facilities for the delivery and receipt of ADSs. The ADS register may be closed from time to time when deemed expedient by the depositary or requested by us.

Limitations on Obligations and Liabilities

        The deposit agreement limits our obligations and the depositary's obligations to you. Neither we nor the depositary nor our agents will be liable:

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  if any present or future law, rule, regulation, fiat, order or decree of the United States, the Federative Republic of Brazil or any other country, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond its control shall prevent or delay or cause any of us, the depositary or our agents to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provides shall be done or performed by it (including, without limitation, voting);

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  if it exercises or fails to exercise discretion under the deposit agreement, the ADRs or the provisions of or governing the preferred shares, including any failure to determine that any distribution or action may be lawful or reasonably practicable;

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  if it performs its obligations without negligence or bad faith;

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  if it takes any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs, or any other person believed by it in good faith to be competent to give such advice or information;

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  if it fails to determine that it may be lawful or feasible to make rights available to holders in general or to any holder in particular;

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  if it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties;

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  for the inability by a holder of ADSs to benefit from any distribution or other benefit made available to holders of preferred shares but not, under the terms of the deposit agreement, made available to holders or any particular holder of ADSs; or

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  for any consequential or punitive damages for any breach of the deposit agreement.

        Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of Citibank, N.A.

        The depositary has no obligation to inform ADS holders or any other holders of an interest in an ADS about the requirements of Brazilian law, rules or regulations or any changes therein or thereto.

        Neither the depositary nor any of its agents shall be liable to holders of ADSs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

        Additionally, none of us, the depositary or the custodian shall be liable for the failure by any holder of ADSs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder's or beneficial owner's income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners of ADSs on account of their ownership of ADSs or ADSs.

        The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any holder or holders of ADRs, any ADS or ADSs or otherwise related to the deposit agreement to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

        The depositary shall not incur liability for the content of any information submitted to it by us or on our behalf for distribution to the holders of ADSs or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us.

        So long as it acted without bad faith or negligence, the depositary shall not be liable for any acts or omissions made by a successor or predecessor depositary.

        The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote.

        The depositary and its agents may own and deal in any class of securities or our company or our affiliates and in ADSs.

Pre-Release Transactions

        The depositary may, in certain circumstances, issue ADSs before receiving a deposit of preferred shares. These transactions are commonly referred to as "pre-release transactions." Each pre-release transaction will be subject to a written agreement between the recipient of pre-released ADSs and the depositary providing that such recipient (a) represents that it owns the preferred shares that are to be delivered by the recipient under such pre-release transaction, (b) will indicate on its records that the depositary is the owner of such preferred shares and agrees to hold such preferred shares in trust for the benefit of the depositary until delivered to it, (c) guarantees to deliver such preferred shares to the depositary or custodian and (d) agrees to any additional restrictions or requirements of the depositary. In addition, each pre-release transaction will (i) at all times be fully collateralized with cash or U.S. government securities, (ii) be terminable by the depositary on not more than five business days' notice and (iii) be subject to such further indemnities and credit regulations as the depositary deems appropriate.

        The depositary may also, in certain circumstances, deliver preferred shares prior to the receipt and cancellation of ADSs, provided that the person to whom such preferred shares are being delivered represents to the depositary that it is in the process of delivering ADSs for cancellation. These transactions are commonly referred to as "pre-cancellation transactions." Each pre-cancellation transaction will be subject to a written agreement between the recipient to whom preferred shares are to be delivered and the depositary providing that such recipient (a) represents that it owns the ADSs that are to be delivered by the recipient under such pre-cancellation transaction, (b) will indicate on its records that the depositary is the owner of such ADSs and agrees to hold such ADSs in trust for the benefit of the depositary until delivered to it, (c) guarantees to deliver such ADSs to the depositary and (d) agrees to any additional restrictions or requirements of the depositary. In addition, each pre-cancellation transaction will (i) at all times be fully collateralized with cash or U.S. government securities, (ii) be terminable by the depositary on not more than five business days' notice and (iii) be subject to such further indemnities and credit regulations as the depositary deems appropriate.

        The aggregate number of ADSs involved in pre-release transactions or pre-cancellation transactions at any one time shall not normally be more than 30% of all outstanding ADSs (excluding those ADSs outstanding as a result of pre-release transactions), provided that the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing.

Taxes

        You will be responsible for the taxes and other governmental charges payable by the custodian or the depositary with respect to the ADSs, ADRs, any deposited securities or other property represented by the ADSs or any distributions thereon. We, the depositary or the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and shall distribute any remaining net proceeds or the balance of such property or securities to the holders entitled thereto. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The depositary may refuse to effect any registration, registration of transfer, split-up or combination of ADRs or any withdrawal of deposited securities until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian and our respective directors, employees, agents and affiliates for any claims with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you.

Available Information

        The deposit agreement, the provisions of or governing deposited securities and any written communications from us, which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADS holders at the offices of the depositary.

Governing Law

        The deposit agreement is governed by and shall be construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

Registered Capital

        An electronic registration has been issued in the name of the depositary with respect to the ADSs and is maintained by the custodian on behalf of the depositary. Pursuant to the registration, the custodian and the depositary are able to convert dividends and other distributions with respect to the preferred shares represented by ADSs into foreign currency and remit the proceeds outside Brazil. If a holder of ADSs exchanges such ADSs for preferred shares, such holder will be entitled to continue to rely on the depositary's registration for five business days after such exchange, following which such holder must seek to obtain its own electronic registration with the Central Bank. Thereafter, any holder of preferred shares may not be able to convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, such preferred shares, unless such holder is a duly qualified investor under Resolution No. 2,689 and obtains its own electronic registration. CMN Resolution No. 4,373 will replace both CMN Resolution No. 1,927 and CMN Resolution No. 2,689 as of March 30, 2015. Further rules will be issued by CVM and the Central Bank regulating foreign investments in ADSs, including with regard to the exchange of ADSs for preferred shares and the remittance of funds arising from the sale of these preferred shares.

TAXATION

        The following summary contains a description of the principal Brazilian and U.S. federal income tax consequences of the ownership and disposition of the preferred shares or ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to hold preferred shares or ADSs. The summary is based upon the tax laws of Brazil and regulations thereunder and on the federal income tax laws of the United States and regulations thereunder as of the date hereof, both of which are subject to change. Holders of preferred shares or ADSs should consult their own tax advisers as to the tax consequences of the ownership and disposition of preferred shares or ADSs in their particular circumstances.

        Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty in the future. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. holders of preferred shares or ADSs.

Brazilian Tax Considerations

        In the opinion of Machado, Meyer, Sendacz Opice Advogados, the following are the material Brazilian tax consequences of the ownership and disposition of preferred shares or ADSs by a non-Brazilian holder. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax adviser about the Brazilian tax consequences of investing in preferred shares or ADSs.

  Taxation of Dividends

        Dividends paid by us, including stock dividends and other dividends paid in property to the depositary in respect of the preferred shares underlying ADSs, or to a non-Brazilian holder in respect of the preferred shares, are currently exempted from withholding tax in Brazil to the extent that the dividends are paid out of profits generated as of January 1, 1996. Dividends relating to profits generated prior to January 1, 1996 may be subject to Brazilian withholding tax at varying rates, depending on the year the profits were generated.

        On May 13, 2014, Law No. 12,973 was enacted aiming at aligning the taxable basis of federal taxes with the accounting basis assessed based on IFRS adopted as Brazilian accounting standards since 2008. According to such law, which is generally in effect as of 2015, dividends distributed out of accounting profits generated in 2014 and exceeding taxable profits (ascertained in accordance with the BRGAAP 2007) must be subject to withholding tax at rates of 15% or 25%, depending on the location of the foreign shareholder, unless the taxpayer opts to be subject to the early effects of Law No. 12,973 in 2014—in this scenario, both accounting profits and taxable profits would match and there would be no excess dividends. As we choose to apply the new taxation rules for periods beginning on or after January 1, 2014, dividends that relate to profits generated on or after January 1, 2014 would not be subject to withholding tax.

  Distributions of Interest on Capital

        Brazilian corporations may make payments to shareholders characterized as interest on shareholders' equity as an alternative form of making dividend distributions. Amounts paid as interest on shareholders' equity (net of applicable withholding tax, as described below) may be treated as payments with respect to the dividends we are obligated to distribute to our shareholders in accordance with our bylaws and Brazilian Corporate Law. The rate of interest may not be higher than the federal government's TJLP, as determined by the Central Bank from time to time, applied over specific net equity accounts. The total amount distributed as interest on shareholders' equity may not exceed the greater of (i) 50% of net income (before taking the distribution and any deductions for income taxes into account) for the year with respect to which the payment is made and (ii) 50% of retained earnings for the year before the year with respect to which the payment is made. Payments of interest on shareholders' equity are decided by the shareholders on the basis of recommendations of our board of directors.

        Distributions of interest on shareholders' equity paid to Brazilian and non-Brazilian holders of preferred shares, including payments to the depositary in respect of preferred shares underlying ADSs, are deductible by us for Brazilian corporate income tax purposes. These payments to U.S. holders or other non-Brazilian holders are subject to Brazilian withholding tax at the rate of 15%. If the recipient of the payment is domiciled in a Tax Haven Jurisdiction, as defined by Brazilian law, the rate will be 25%.

  Taxation of Gains

        According to Law No, 10,833/03, gains recognized on a disposition of assets located in Brazil, such as our preferred shares, by a non-Brazilian holder, are subject to withholding income tax in Brazil. This rule is applicable regardless of whether the disposition is conducted in Brazil or abroad and/or if the disposition is made or not to an individual or entity resident or domiciled in Brazil.

        As a general rule, capital gains realized as a result of a disposition transaction are the positive difference between the amount realized on the disposition of the asset and the respective acquisition cost.

        Capital gains realized by non-Brazilian holders on the disposition of shares sold on the Brazilian stock exchange (which includes the transactions carried out on the organized over-the-counter market):

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  are subject to the withholding income tax at a zero percent rate, when realized by a non-Brazilian holder that (i) has registered its investment in Brazil before the Central Bank under the rules of the Brazilian Monetary Counsel, or a Registered Holder, and (ii) is not a Tax Haven Holder; and

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  are subject to income tax at a rate of 15% with respect to gains realized by a non-Brazilian holder that is not a Registered Holder (including a non-Brazilian holder who qualifies under Law No. 4,131/62) and gains earned by Tax Haven Holders that are Registered Holders. In this case, a withholding income tax of 0.005% shall be applicable and can be offset against any income tax due on the capital gain.

        Any other gains realized on the disposition of shares that are sold on the Brazilian stock exchange:

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  are subject to income tax at a rate of 15% when realized by any non-Brazilian holder that is not a Tax Haven Holder, no matter if a Registered Holder or not; and

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  are subject to income tax at a rate of 25% when realized by a Tax Haven Holder, no matter if a Registered Holder or not.

        In the cases above, if the gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation, the withholding income tax of 0.005% shall also be applicable and can be offset against any income tax due on the capital gain.

        There can be no assurance that the current favorable tax treatment of Registered Holders will continue in the future.

  Sale of ADSs by Non-Resident Holders to Other Non-Residents in Brazil

        As mentioned above, gains derived from disposition of assets located in Brazil involving non-resident investors is subject to Brazilian income tax. Our understanding is that ADSs do not qualify as assets located in Brazil and, thus, should not be subject to the Brazilian withholding tax.

        However, considering the general and unclear scope of this legislation and the absence of judicial guidance in respect thereof, we cannot assure prospective investors that such interpretation of this law will prevail in the courts of Brazil.

  Gains on the Exchange of ADSs for Preferred Shares

        Although there is no clear regulatory guidance, the exchange of ADSs for shares should not be subject to Brazilian tax. Non-Brazilian holders may exchange ADSs for the underlying preferred shares, sell the preferred shares on a Brazilian stock exchange and remit abroad the proceeds of the sale within five business days from the date of exchange (in reliance on the depositary's electronic registration), with no tax consequences.

        Upon receipt of the underlying preferred shares in exchange for ADSs, non-Brazilian holders may also elect to register with the Central Bank the U.S. dollar value of such preferred shares as a foreign portfolio investment under the rules of the Brazilian Monetary Counsel, which will entitle them to the special tax treatment referred above.

        Alternatively, the non-Brazilian holder is also entitled to register with the Central Bank the U.S. dollar value of such preferred shares as a foreign direct investment under the rules of Law No. 4,131/62, in which case the respective sale would be subject to the tax treatment referred to under "—Taxation of Gains."

  Discussion on Tax Haven Jurisdictions

        Until December 2008, under Brazilian tax laws, a Tax Haven Jurisdiction was defined as a country or location that does not impose taxation on income, or imposes the income tax at a rate lower than 20%. Some amendments were implemented in connection with the concept of Tax Haven Jurisdiction, via the enactment of Law n. 11,727/08, in force as of January 2009, in order to include in said concept the provision in the sense that the country or location which imposes restrictions on the disclosure of shareholding composition or the ownership of the investment should also be considered as a Tax Haven Jurisdiction.

        Law No. 11,727/08 also introduced the concept of "privileged tax regime", in connection with transactions subject to Brazilian transfer pricing rules and also applicable to thin capitalization/cross border interest deductibility rules, which is broader than the concept of a Tax Haven Jurisdiction. Pursuant to Law No. 11,727/08, a privileged tax regime is a tax regime that (1) does not tax income or taxes it at a maximum rate lower than 20%; or (2) grants tax benefits to non-resident entities or individuals (a) without the requirement to carry out a substantial economic activity in the country or location or (b) contingent to the non-exercise of a substantial economic activity in the country or location; or (3) does not tax or that taxes income earned outside of the respective country or location at a maximum rate lower than 20%; or (4) does not allow access to information related to shareholding composition, ownership of assets and rights, or economic transactions that are carried out.

        In addition, on June 7, 2010, Brazilian Tax Authorities enacted Ordinance No. 1,037, as amended, listing (i) the countries and jurisdictions considered Tax Haven Jurisdictions, and (ii) the Privileged Tax Regimes.

        According to Section 24-B of Law 9,430, as included by Section 23 of Law 11.727/08, the Executive is empowered to reduce or reinstate the income tax rate of 20% as the element to define a Tax Haven Jurisdiction or a Privileged Tax Regime. Recently, on December 1st, 2014, Ruling n° 488/2014 was published and established that the rate of 20% is reduced to 17% in connection with countries, locations and jurisdiction aligned with international tax transparency standards, as per definition to be provided by Brazilian Federal Revenue Service. It is expected that further guidance will be provided by

Brazilian Federal Revenue Service and also that the list of Tax Haven Jurisdictions and Privileged Tax Regimes be updated.

        Although we believe that the best interpretation of the current tax legislation should lead to the conclusion that the abovementioned "privileged tax regime" concept should apply solely for purposes of Brazilian transfer pricing and thin capitalization rules, we cannot be sure whether subsequent legislation or interpretation by the Brazilian tax authorities of the definition of a "privileged tax regime," provided by Law No. 11,727, will also apply to a Non-Resident Holder in respect of gains upon disposition of ADSs.

  Other Brazilian Taxes

        There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of the preferred shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes levied by some States in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant state to individuals or entities that are resident or domiciled within such state in Brazil. There is no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of preferred shares or ADSs.

  Tax on Foreign Exchange and Financial Transactions

  Tax on foreign exchange transactions, or the "IOF/Exchange Tax"

        Brazilian law imposes the IOF/Exchange Tax on the conversion of reais into foreign currency and on the conversion of foreign currency into reais. Currently, for most exchange transactions, the rate of IOF/Exchange is 0.38%. Effective as of December 1, 2011, currency exchange transactions carried out for the inflow of funds in Brazil for investment made by a foreign investor are subject to IOF/Exchange at (i) 0% rate in case of variable income transactions carried out on the Brazilian stock, futures and commodities exchanges, as well as in the acquisitions of shares of Brazilian publicly held companies in public offerings or subscription of shares related to capital contributions, provided that the issuer company has registered its shares for trading in the stock exchange (ii) 0% for the outflow of resources from Brazil related to these type of investments, including payments of dividends and interest on shareholders' equity and the repatriation of funds invested in the Brazilian market. Furthermore, the IOF/Exchange is currently levied at a 0% rate on the withdrawal of ADSs into shares. Nonetheless, the Brazilian government is permitted to increase the rate at any time to a maximum of 25%, but only in relation to future transactions.

  Tax on transactions involving bonds and securities, or the "IOF/Bonds Tax"

        Brazilian law imposes the IOF/Bonds Tax on transactions involving bonds and securities, including those carried out on a Brazilian stock exchange. The rate of IOF/Bonds Tax applicable to transactions involving the deposit of preferred shares in exchange for ADSs is currently zero. The Brazilian government may increase this rate up to 1.5% per day, but only with respect to future transactions.

U.S. Federal Income Tax Considerations

        The following are the material U.S. federal income tax consequences to U.S. Holders (as defined below) of owning and disposing of preferred shares or ADSs, but this is not a comprehensive description of all of the tax considerations that may be relevant to a particular person's decision to hold such securities. The discussion applies only to U.S. Holders that hold preferred shares or ADSs as capital assets for U.S. federal income tax purposes, and it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder's particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Internal Revenue Code of 1986 (the

"Code") known as the Medicare contribution tax, the effects of any state, local or non-U.S. tax laws and tax consequences applicable to U.S. Holders subject to special rules, such as:

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  certain financial institutions;

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  dealers or traders in securities who use a mark-to-market method of tax accounting;

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  persons holding preferred shares or ADSs as part of a hedge, "straddle," integrated transaction or similar transaction;

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  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

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  entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes;

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  tax-exempt organizations;

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  regulated investment companies;

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  real estate investment trusts;

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  insurance companies;

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  persons that own or are deemed to own 10% or more of our voting stock;

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  persons who acquired our preferred shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation; or

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  persons holding preferred shares or ADSs in connection with a trade or business conducted outside of the United States.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds preferred shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding preferred shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the preferred shares or ADSs.

        This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. It is also based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

        You are a "U.S. Holder" if, for U.S. federal income tax purposes, you are a beneficial owner of preferred shares or ADSs and you are:

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  an individual citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effected under applicable U.S. Treasury regulations to be treated as a U.S. person.

        THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS INTENDED FOR GENERAL INFORMATION PURPOSES ONLY. U.S. HOLDERS OF PREFERRED SHARES OR ADSs ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISERS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING OR DISPOSING OF PREFERRED SHARES OR ADSs, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

        In general, if you own ADSs, you will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if you exchange ADSs for the underlying shares represented by those ADSs.

        This discussion assumes that we are not, and will not become, a passive foreign investment company, as described below.

Taxation of Distributions

        Distributions paid on preferred shares or ADSs (including distributions to shareholders that are treated as interest on shareholders' equity for Brazilian tax purposes) will generally be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid by "qualified foreign corporations" to certain noncorporate U.S. Holders are taxable at the rates applicable to long-term capital gains. A foreign corporation is treated as a "qualified foreign corporation" with respect to dividends paid on stock that is readily tradable on a securities market in the United States, such as the NYSE where our ADSs are traded. You should consult your tax adviser regarding the availability of the reduced tax rate on dividends in your particular circumstances.

        The amount of a dividend will include any amounts withheld in respect of Brazilian taxes. The amount of the dividend will be treated as foreign-source dividend income to you and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Dividends will be included in your income on the date of your, or in the case of ADSs, the depositary's, receipt of the dividend. The amount of any dividend income paid in reais will be a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of such receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, you should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the dividend is not converted into U.S. dollars on the date of receipt, you will have a basis in the reais equal to the U.S. dollar value on the date of receipt. You may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

        Subject to applicable limitations that may vary depending upon your circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, Brazilian income taxes withheld from dividends on preferred shares or ADSs will be creditable against your U.S. federal income tax liability. The rules governing foreign tax credits are complex, and, therefore, you should consult your tax adviser regarding the availability of foreign tax credits in your particular circumstances. In particular, a U.S. Holder may use foreign tax credits to offset only the portion of its U.S. tax liability that is attributable to foreign-source income. Instead of claiming a credit, you may, at your election, deduct such Brazilian taxes in computing your taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

Sale, Redemption or Other Disposition of Preferred Shares or ADSs

        For U.S. federal income tax purposes, gain or loss you realize on the sale, redemption or other disposition of preferred shares or ADSs will generally be capital gain or loss, and will generally be long-term capital gain or loss if you held the preferred shares or ADSs for more than one year. The amount of your gain or loss will equal the difference between your tax basis in the preferred shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. If a Brazilian tax on gains is withheld on the sale or disposition of preferred shares or ADSs, a U.S. Holder's amount realized will include the gross amount of the proceeds of such sale or disposition before deduction of the Brazilian tax. See "—Brazilian Tax Considerations—Taxation of Gains" for a description of when a disposition may be subject to taxation by Brazil. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. U.S. Holders should consult their tax advisers as to whether the Brazilian tax on gains may be creditable against their U.S. federal income tax on foreign-source income from other sources.

Other Brazilian Taxes

        You should note that any Brazilian IOF/Exchange Tax (as discussed above under "—Brazilian Tax Considerations") will not be a creditable foreign tax for U.S. federal income tax purposes, although you may be entitled to deduct such tax, subject to applicable limitations under U.S. law. You should consult your tax adviser regarding the U.S. federal income tax consequences of the payment of Brazilian IOF/Exchange Tax, including whether you may claim a deduction for such tax or should instead include the amount of tax paid in your initial basis in the preferred shares or ADSs.

Passive Foreign Investment Company Rules

        We believe that we were not a "passive foreign investment company" ("PFIC") for U.S. federal income tax purposes for our 2014 taxable year, and we do not expect to become one in 2015 or in the foreseeable future. However, because PFIC status depends on the composition of a company's income and assets and the market value of its assets from time to time, there can be no assurance that we will not be a PFIC for any taxable year. If we were a PFIC for any taxable year during which a U.S. Holder held preferred shares or ADSs, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of the preferred shares or ADSs would be allocated ratably over the U.S. Holder's holding period for the preferred shares or ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for such taxable year, and an interest charge would be imposed on the amount allocated to such taxable year. Further, to the extent that any distribution received by a U.S. Holder on its preferred shares or ADSs exceeded 125% of the average of the annual distributions on preferred shares or ADSs received by the U.S. Holder during the preceding three years or the U.S. Holder's holding period, whichever is shorter, that distribution would be subject to taxation in the same manner. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the preferred shares or ADSs. U.S. Holders should consult their tax advisers to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances. If we are a PFIC for any taxable year during which a U.S. Holder owns our shares, the U.S. Holder will generally be required to file Internal Revenue Service ("IRS") Form 8621 with its annual U.S. federal income tax return, subject to certain exceptions.

Information Reporting and Backup Withholding

        Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding, unless (i) you are a U.S. corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding.

        The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

        Certain U.S. Holders who are individuals may be required to report information on IRS Form 8938 relating to their ownership of securities of a non-U.S. person, subject to certain exceptions (including an exception for securities held in certain accounts maintained by U.S. financial institutions). U.S. Holders are urged to consult their tax advisers regarding the effect, if any, of these rules on their ownership and disposition of preferred shares or ADSs.

        U.S. HOLDERS OF OUR PREFERRED SHARES OR ADSs SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE BRAZILIAN, U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR PREFERRED SHARES OR ADSs BASED UPON THEIR PARTICULAR CIRCUMSTANCES.

 PLAN OF DISTRIBUTION

        We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

        The validity of the preferred shares and certain other matters of Brazilian law will be passed upon for us by Machado, Meyer, Sendacz Opice Advogados, São Paulo, Brazil. Certain U.S. legal matters will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Telefônica Brasil S.A. appearing in Telefônica Brasil S.A.'s annual report on Form 20-F for the year ended December 31, 2014 and the effectiveness of Telefônica Brasil S.A.'s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The business address of Ernst & Young Auditores Independentes S.S. is Avenida Presidente Juscelino Kubitscheck, 1830, 04543-900, São Paulo, SP, Brazil.

        The financial statements of GVT as of and for the year ended December 31, 2014, incorporated in this prospectus by reference to the Form 6-K furnished on March 26, 2015, have been audited by KPMG Auditores Independentes. The business address of KPMG Auditores Independentes is Al. Dr. Carlos de Carvalho, 417 16th floor, 80410-180, Curitiba, PR, Brazil.

 SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

        We are incorporated under the laws of Brazil. All of our directors and officers reside outside the United States. Substantially all of our assets are located in Brazil. As a result, it may not be possible (or it may be difficult) for you to effect service of process upon us or these other persons within the United States or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

        We have been advised by Machado, Meyer, Sendacz Opice Advogados, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, the directors and officers or certain advisors named herein obtained in the United States would be enforceable in Brazil without reconsideration of the merits upon confirmation of that judgment by the Superior Tribunal de Justiça (Superior Tribunal of Justice). That confirmation will only be available if the U.S. judgment:

  •
  fulfills all formalities required for its enforceability under the laws of the United States;

  •
  is issued by a court of competent jurisdiction after proper service of process on the parties, which must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of our absence has been given, as established pursuant to applicable law;

  •
  is final and, therefore, not subject to appeal in the jurisdiction in which it was issued;

  •
  is for payment of a determined sum of money;

  •
  is duly authenticated by a Brazilian diplomatic office in the United States and is accompanied by a certified sworn translation into Portuguese of such judgment; and

  •
  is not against Brazilian public policy, good morals or national sovereignty (as set forth in Brazilian law).

        We have been further advised by our Brazilian counsel that original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers and certain advisors named herein (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty).

        In addition, a plaintiff, whether Brazilian or non-Brazilian, that resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure its payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant attorney's fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Tribunal de Justiça, collection claims based on an instrument (not including the shares) that may be enforced in Brazilian courts without the previous review of its merits (título executivo extrajudicial) or counterclaims as established under the Brazilian Code of Civil Procedure. Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

Part II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.    Indemnification of Directors and Officers

        Under Brazilian law, any provision, whether contained in the articles of association of a company or in any agreement, exempting any officer or director or indemnifying any officer or director against any liability which by law or otherwise would attach to them in respect of negligence, default, misfeasance, breach of duty or trust, is void. A company may, however, indemnify an officer or director against any liability incurred by them in defending any proceedings, whether criminal or civil, in which a judgment is given in their favor. We maintain an insurance policy that indemnifies our officers and directors from civil liabilities incurred as a result of actions taken in their official capacity associated with any civil, criminal or administrative process.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, bylaws, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 9.    Exhibits

        The following is a list of all exhibits filed as part of this registration statement on Form F-3, including those incorporated herein by reference.

Exhibit No.		Document
1.1	*	Form of International Underwriting Agreement.
4.1
Second Amended and Restated Deposit Agreement, dated as of January 28, 2013, by and among Telefônica Brasil S.A., Citibank, N.A., as depositary, and all Holders and Beneficial Owners of American Depositary Shares issued thereunder. Previously filed as an exhibit to Form F-6 file number 333-201244 and incorporated herein by reference.
4.2		Form of American Depositary Receipts (included in Exhibit 4.1).
5.1		Opinion of Machado, Meyer, Sendacz Opice Advogados, Brazilian legal counsel of the Registrant, as to the legality of the preferred shares.
8.1		Opinion of Machado, Meyer, Sendacz Opice Advogados, Brazilian legal counsel of the Registrant, as to tax matters.
23.1		Consent of Ernst & Young Auditores Independentes S.S.
23.2		Consent of KPMG Auditores Independentes S.S.
23.3		Consent of Machado, Meyer, Sendacz Opice Advogados, Brazilian legal counsel of the Registrant (included in Exhibits 5.1 and 8.1).
24.1		Powers of Attorney (included on signature page to the Registration Statement).

*
To be filed by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

Item 10.    Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  To file a post-effective amendment to the registration statement to include any financial statements required by "Item 8.A. of Form 20-F" at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or "Item 8.A." of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (5)
  That, for the purpose of determining liability under the Securities Act to any purchaser:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement as a part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (6)
  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of:

    The undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of São Paulo, Brazil, on March 26, 2015.

TELEFÔNICA BRASIL S.A.
By:	/s/ ALBERTO MANUEL HORCAJO AGUIRRE
	Name:	Alberto Manuel Horcajo Aguirre
	Title:	Chief Executive Officer, Chief Financial Officer, Corporate Resource Officer and Investor Relations Officer
By:	/s/ BRENO RODRIGO PACHECO DE OLIVEIRA
	Name:	Breno Rodrigo Pacheco de Oliveira
	Title:	General Secretary and Legal Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Alberto Manuel Horcajo Aguirre and Breno Rodrigo Pacheco de Oliveira, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any such subsequent registration statement and reports on Form 6-K relating thereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALBERTO MANUEL HORCAJO AGUIRRE Alberto Manuel Horcajo Aguirre	Chief Executive Officer, Chief Financial Officer, Corporate Resources Officer and Investor Relations Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	March 26, 2015
Antonio Carlos Valente da Silva	Chairman of the Board of Directors
Antonio Gonçalves de Oliveira	Director
Luciano Carvalho Ventura	Director
/s/ LUIZ FERNANDO FURLAN Luiz Fernando Furlan	Director	March 26, 2015
Roberto Oliveira de Lima	Director

Signature	Title	Date

/s/ SANTIAGO FERNÁNDEZ VALBUENA Santiago Fernández Valbuena	Vice-Chairman of the Board of Directors	March 26, 2015
/s/ EDUARDO NAVARRO DE CARVALHO Eduardo Navarro de Carvalho	Director	March 26, 2015
/s/ FRANCISCO JAVIER DE PAZ MANCHO Francisco Javier de Paz Mancho	Director	March 26, 2015
/s/ JOSÉ FERNANDO DE ALMANSA MORENO BARREDA José Fernando de Almansa Moreno Barreda	Director	March 26, 2015
/s/ LUIS JAVIER BASTIDA IBARGUEN Luis Javier Bastida Ibarguen	Director	March 26, 2015
/s/ NARCÍS SERRA SERRA Narcís Serra Serra	Director	March 26, 2015

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative of Telefônica Brasil S.A. in the United States, has signed this registration statement in the City of New York, State of New York, on March 26, 2015.

NATIONAL CORPORATE RESEARCH, LTD.
By:	/s/ COLLEEN A. DE VRIES
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President

EXHIBIT INDEX

Exhibit No.		Document
1.1	*	Form of International Underwriting Agreement.
4.1
Second Amended and Restated Deposit Agreement, dated as of January 28, 2013, by and among Telefônica Brasil S.A., Citibank, N.A., as depositary, and all Holders and Beneficial Owners of American Depositary Shares issued thereunder. Previously filed as an exhibit to Form F-6 file number 333-201244 and incorporated herein by reference.
4.2		Form of American Depositary Receipts (included in Exhibit 4.1).
5.1		Opinion of Machado, Meyer, Sendacz Opice Advogados, Brazilian legal counsel of the Registrant, as to the legality of the preferred shares.
8.1		Opinion of Machado, Meyer, Sendacz Opice Advogados, Brazilian legal counsel of the Registrant, as to tax matters.
23.1		Consent of Ernst & Young Auditores Independentes S.S.
23.2		Consent of KPMG Auditores Independentes S.S.
23.3		Consent of Machado, Meyer, Sendacz Opice Advogados, Brazilian legal counsel of the Registrant (included in Exhibits 5.1 and 8.1).
24.1		Powers of Attorney (included on signature page to the Registration Statement).

*
To be filed by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated herein by reference.